IP RIGHTS TRANSFER AGREEMENT

INTELLECTUAL PROPERTY RIGHTS TRANSFER AGREEMENT

concluded by and between

Octavian International Limited
Company No. 04185988
Bury House
1-3 Bury Street
Guildford Surrey GU2 4AW
United Kingdom

hereinafter referred to as "Octavian"

and

Ziria Enterprises Ltd.
319, 28th October Street
Kanika Business Centre
2nd Floor
Limassol
Cyprus

hereinafter referred to as "Ziria"

and

Harmen Brenninkmeijer
born 23 January 1965
25 Ayias Zonis Str Suite 167
Limassol
Cyprus 3027

hereinafter referred to as "HB"

ON THE ONE HAND

and

Austrian Gaming Industries GmbH
FN 109445 z
Wiener Strasse 158
2352 Gumpoldskirchen
Austria

hereinafter referred to as "AGI"

ON THE OTHER HAND

as follows:

IP RIGHTS TRANSFER AGREEMENT

Octavian, Ziria, HB and AGI (together the "Parties") mutually declare and agree that:

1.
Octavian asserted to be the sole owner of all present and future local, foreign or international patents, trade marks, service marks, trade names, design rights, database rights, copyrights (including copyright in software), rights in inventions and topography rights whether or not registered, including all applications and rights to apply for registration (hereinafter referred to as "IP Rights") in all products listed in Annex A (these products and any part thereof hereinafter referred to as the "Products");

2.
Octavian asserted to be the owner of all IP Rights in and to hold ownership title to all materials related to the Products (these materials and any part thereof hereinafter referred to as the "Materials and this shall include Software Materials") as far as necessary to perform those IP-Rights in the Products;

3.
“Software Materials” means the Source and Object codes for (i) all current and future modifications and updates to version 3.70 the Advanced Gaming Engine, including version 4.00 and all and any subsequent versions. (ii) all software embedded within the Products as are necessary to be delivered or deposited to comply with this Agreement and (iii) any necessary software documentation to perform the IP-Rights in the Products under this Agreement.

3.	they have entered into a second loan agreement dated the same date as this Agreement (hereinafter referred to as the "Loan Agreement");

4.
when entering into the Loan Agreement, the Parties intended that all the IP Rights of Octavian in the Products and Materials are transferred to AGI under the Condition as set forth in Article 1 of this Intellectual Property Rights Transfer Agreement (the "Agreement");

5.	the Parties now want to confirm this conditional full transfer of IP Rights in the Products and Materials in writing.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Article 1           Condition

The transfer of IP Rights in the Products and Materials pursuant to Article 2 of this Agreement shall be conditional upon an Event of Default (as defined in the Loan Agreement) having occurred (hereinafter referred to as the "Condition").

Article 2           Full Transfer of all Rights in the Products

The Parties hereby confirm and agree that all IP Rights and the ownership of Octavian in the Products and Materials are transferred to AGI upon AGI giving notice that (i) the Condition has been fulfilled; (ii) the IP Rights in the Products and Materials will be fully transferred to AGI 5 Business Days after receipt of the notice by Octavian (in accordance with the notice provisions of this Agreement); and (iii) setting out the details required pursuant to Article 5 below (the "Transfer Notice").

IP RIGHTS TRANSFER AGREEMENT

This transfer shall be without limitation with regard to content, duration and area (territory), including possible extensions of the duration of copyright, including the right to identify itself as producer of the Products and including the right to possible new exploitation methods and rights, and – insofar as the transfer of the full IP Rights in the Products and Materials under any jurisdiction may not be possible – accordingly, with regard to content, duration and area (territory) unlimited, exclusive, transferable and irrevocable rights of use and/or rights to utilize the IP Rights in the Products and Materials are granted to AGI. Therefore, AGI shall have acquired the exclusive unlimited right in and/or right to utilize the IP Rights in the Products and Materials. Octavian hereby irrevocably confirms that AGI is entitled without restrictions and irrevocably to all the IP Rights in the Products. AGI is therefore in particular exclusively entitled to the use of the IP Rights in the Products and Materials by itself or any third party, true to original or processed by any existing or future possible method, worldwide and without time limitations, for any purpose, in particular to – irrespective of method and quantity – copy, distribute copies, further develop and change, disseminate, lease, send, perform, make available to the public and/or to transfer or grant these rights entirely or in part to third parties and/or grant (sub-)licences.

The provision of this paragraph are subject only to any rights of use granted to third parties by Octavian in the ordinary course of business (being distributing and selling the Products and other gaming products to distributors to distribute said Products or other gaming products and end users to use said Products and other gaming products as end user, hereinafter “Octavian´s Business”.

AGI and Octavian acknowledge that AGI has the benefit of the First Transfer Agreement (as defined in the Loan Agreement) in relation to the AGE 3.70 IP Rights (as defined in the Loan Agreement)

There is no obligation of use by AGI but it is intended that AGI uses reasonable efforts to exploit the IP Rights in the Products and Materials transferred to it during the Protected Period pursuant to Article 5. AGI shall not be obliged to affix any reference to the author of the Products.

Article 3           Transfer of Rights in the Products, Materials and Software Materials

AGI, Octavian and NCC Escrow International Limited, acting as escrow agent (the "Escrow Agent") entered into an escrow agreement on 30 October 2008 (the "Escrow Agreement") and pursuant to the Escrow Agreement,   Octavian hereby confirms to AGI that it shall place in escrow, the AGE Modifications (as defined in the Loan Agreement) promptly upon the same being finalised.

IP RIGHTS TRANSFER AGREEMENT

Upon dispatch of the Transfer Notice in accordance with Article 2, AGI shall be entitled to immediately notify the Escrow Agent in writing that the Condition has been fulfilled and notice has been given to Octavian that the IP Rights in the Products and Materials, including Software Materials will be transferred on the date set out in the Transfer Notice.

Upon receipt of such notice, the Escrow Agent shall hand over the Software Materials to AGI without undue delay in order to transfer the Software Materials to AGI.

Upon transfer of the IP Rights in the Products and the Materials, including Software Materials to AGI, AGI shall be entitled to use the IP Rights in the Materials including Software Materials as far as necessary to perform the IP-Rights in the Products.

Article 4           Compensation for the Transfer of Rights and Materials

The transfer of the IP Rights in the Products and Materials hereunder shall become valid upon fulfilment of the Condition and service on the Transfer Notice in accordance with Article 2 and shall occur on the date set out in the Transfer Notice. It serves as security for the full settlement of claims by AGI out of or in connection with the Loan Agreement and this Agreement.

Octavian therefore has no claim for any compensation, regardless of the value of the transferred rights today or in the future. Any right for rescission of this Agreement or any claim for invalidation or avoidance or adjustment of this Agreement including without limitation for reasons of error, change of circumstances, frustration of contract or on the basis of leasio enormis (Sec 934 ABGB) shall be excluded.

Article 5           Protected Period

This Article 5 shall apply in the event that the IP Rights in the Products and Materials are transferred to AGI in accordance with Article 2 (other than where such transfer occurs as a result of an Event of Default under clause 6.1.2 of the Loan Agreement). In the Transfer Notice, AGI shall set out the amount of the Loan (plus all accrued but unpaid interest thereon) which is outstanding in accordance with the Loan Agreement at the date that the transfer occurs in accordance with Article 2.

For a period of 12 months following the transfer of the IP Rights in the Products and Materials pursuant to Article 2 (the "Protected Period"), it is intended that AGI uses reasonable efforts to exploit the IP Rights in the Products and Materials transferred to it provided always that for the Protected Period, AGI shall not transfer, licence, assign, pledge or otherwise grant rights to any person in respect of the IP Rights in the Products and Materials, other than in the ordinary course of business, which, for the avoidance of doubt and without limitation shall include. the right also within the Protection Period for AGI to license the IP Rights in the Products and Materials on an End User License level to be able to exploit the IP Rights in the Products and Materials.

IP RIGHTS TRANSFER AGREEMENT

If, at any time during the Protected Period,

1.
Octavian repays to AGI the amount of the Loan and accrued but unpaid interest thereon along with any reasonable costs incurred by AGI in enforcing the terms of the Loan Agreement or this Agreement including any moneys required to be paid under the Escrow Agreement for the release of the Software Materials from Escrow; or

2.
AGI receives from the exploitation of the IP Rights in the Products and Materials an amount that is equal to the total of the Loan plus accrued but unpaid interest thereon and any reasonable costs incurred by AGI in enforcing the terms of the Loan Agreement or this Agreement including any moneys required to be paid under the Escrow Agreement for the release of the Software Materials from Escrow and any reasonable costs incurred by AGI in connection with such exploitation,

AGI shall, within 5 Business Days of such event occurring, undertake all steps required to transfer the IP Rights in the Products and Materials back to Octavian and shall promptly pursue all registrations and other steps required to complete such transfer.  Octavian shall reimburse AGI for all reasonable costs incurred by AGI in completing the transfer to Octavian as contemplated by this Article 5.

Nothing contained in this Article 5 shall, however, in any way limit or prejudice the transfer of the IP Rights in the Products and of the Materials to AGI hereunder.

Article 6           Representations and Warranties and Indemnification

Octavian represents, warrants and guarantees (§ 880a second case ABGB) that each of the following are true, correct, complete and not misleading as of the date hereof and acknowledges that AGI has entered into this Agreement and the Loan Agreement in reliance of these representations, warranties and guarantees:

(i)	the Products have been created by Octavian‘s employees, and Octavian is the sole and unrestricted owner of the exclusive rights in the Products;
(ii)	Octavian is the sole and unrestricted owner of all the IP-Rights in the Products and Materials;
(iii)
no third party is entitled to any IP Rights with regard to the Products and Materials other than in the ordinary course of Octavian's Business or as approved in writing by AGI, provided that Octavian is not limited in its disposition regarding these rights by any grant of such rights of use in the ordinary course of Octavian´s Business to third parties;

(iv)
Octavian is authorized to transfer the IP Rights in the Products and Materials without any approval of any third party and without any limitation (other than in respect of licenses or similar rights of use granted in the ordinary course of Octavian's Business provided that Octavian is not limited in its disposition of such IP-Rights.;

(v)	all persons that are considered as authors of the Products have explicitly waived their rights to be named as authors of the Products.

IP RIGHTS TRANSFER AGREEMENT

The representations, warranties and guarantees set forth under (i) through (v) above shall be deemed to be repeated on and as of each date on which a payment is due to be made by Octavian under the Loan Agreement.

AGI and Octavian acknowledge that AGI has the benefit of the First Transfer Agreement (as defined in the Loan Agreement) in relation to the AGE 3.70 IP Rights (as defined in the Loan Agreement).

Octavian shall indemnify and hold AGI harmless from and against any damages, liabilities, losses, penalties, expenses, assessments or judgements of any nature whatsoever (including, without limitation, attorney's fees and expenses, consultant's and investigator's fees and expenses, and other costs and expenses incident to any suit, action or proceeding), suffered or incurred, directly or indirectly, by AGI as a result of, arising out of or relating to (A) any breach of any representation, warranty or guarantee made by Octavian under or pursuant to this Agreement; or (B) any violation, contravention or breach of any covenant, agreement or obligation of Octavian under or pursuant to this Agreement.

Article 7           Covenants of Octavian, HB and Ziria

Octavian undertakes that it shall not, from the date of this Agreement until repayment of the Loan (and all interest accrued thereon) in full in accordance with the terms of the Loan Agreement:

(i)	assign ownership of any of the IP Rights in the Products or Materials to any person other than AGI;
(ii)	grant any licence or sub-licence of any IP Rights in the Products or Materials to any person other than in the ordinary course of Octavian's Business or with the prior written consent of AGI; or
(iii)
create or permit to subsist any Encumbrance (as defined in the Loan Agreement) over the IP Rights in the Products or Materials other than pursuant to this Agreement and the Loan Agreement or otherwise to AGI (including any rights under the First Transfer Agreement (as defined in the Loan Agreement)).

Ziria and HB hereby confirm and guarantee (§ 880a second case ABGB) that, as at the date of this Agreement, Octavian owns all the IP-Rights in the Products and Materials as set out in paragraphs 1 and 2 and concerning the compliance with and the fulfilment of Octavian´s obligations out or in connection with this Agreement Ziria and HB must use their best reasonable endeavours that Octavian fulfils its obligations under this Agreement.

IP RIGHTS TRANSFER AGREEMENT

Article 8           Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with Austrian law, with the exception of (i) the UN Sales Convention and (ii) the conflict of law rules of Austrian private international law.

Any and all disputes arising out of or in connection with this Agreement, including, without limitation, a dispute as to the conclusion, validity or existence of this Agreement, shall be finally and exclusively resolved and settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Economic Chamber Austria in Vienna, Austria, as amended from time to time (the "Vienna Rules"), by 3 (three) arbitrators appointed in accordance with these rules. The language of the arbitration shall be English. The seat of the arbitration shall be Munich. Any award and/or final decision of the arbitrators shall include a decision on costs, including, without limitation, fees of counsel. Each of the Parties agrees not to resist the enforcement of any arbitration award obtained in connection with this Agreement other than as expressly permitted by the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitration Awards.

Notwithstanding the foregoing, the Parties agree that, in addition to any and all other remedies that may be available under this Agreement, each Party shall be entitled to request injunctive relief or to initiate injunction proceedings at the (ordinary) courts of competent jurisdiction.

Article 9           Final Provisions

Each of the Parties shall from time to time execute such documents and perform such acts and things as any Party may reasonably require to give any Party the full benefit of this Agreement.

This Agreement shall be drawn up in English and the English language shall therefore be the governing language. Any translations are for convenience only and shall thus not be authorative for the interpretation of this Agreement.

This Agreement is executed in 2 (two) counterparts, one for Octavian and one for AGI, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

This Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. Any amendments and modifications shall be valid only if agreed upon in writing and signed by the Parties hereto; this formal requirement may only be waived in writing. For the avoidance of doubt the Parties to this Agreement acknowledge that the relevant provisions with regards to the AGE 3.70 IP as provided for in the Loan Agreement together with the First Transfer Agreement (as referred to the Loan Agreement) respectively be taken into consideration and apply as the case may be.

IP RIGHTS TRANSFER AGREEMENT

This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by Octavian or Ziria without the prior written consent of AGI or by AGI without the prior written consent of Octavian.

All Exhibits to this Agreement are an integral part of this Agreement. All Exhibits to this Agreement and all information disclosed therein is (are) true, accurate and complete and not misleading. All references in this Agreement to an Exhibit shall be deemed to be references to a clause of this Agreement unless the context otherwise requires.

Clause and subsection headings of this Agreement are for ease of reference only and do not affect the substance, meaning or interpretation of any provision hereof. Words denoting the singular include the plural and vice versa, words denoting any one gender include both genders. All references to legal provisions shall include references to any statutory modification or re-enactment thereof, whether before or after the Signing.

The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties hereto, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement.

The failure of any Party to enforce or to exercise, at any time or for any period of time any term of or any right or remedy arising pursuant to or under this Agreement shall not constitute, and shall not be construed as, a waiver of such term or right or remedy and shall in no way affect that Party's right to enforce or exercise it later, provided that such right is not time barred, expired or precluded. Any waiver to this effect must be explicitly in writing.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to form a part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected. The illegal, invalid or unenforceable provision, in whole or in part, shall be replaced by such valid and enforceable provision which corresponds to the original intention and purpose of the illegal, invalid or unenforceable provision.

IP RIGHTS TRANSFER AGREEMENT

Any notice(s) required or permitted in connection with this Agreement or by law (each a "Notice") shall be given in writing by an authorized representative of the relevant Party and shall be delivered by hand, sent to the recipient by certified or registered mail or by international courier service (such as DHL, UPS or the like), or facsimile transmission (with the original to follow within 5 Business Days) to the address set forth below or an address to be provided by the relevant Party in writing and by certified or registered mail, postage prepaid, with reference to this Article 8 to the other Party. Any Notice shall be effective upon receipt and shall be deemed to have been received:

▪	at the time of delivery, if delivered by hand, registered or certified mail or courier;
▪	at the time of transmission in legible form, if delivered by fax.

If to Octavian:
Octavian International Limited
Legal Department
Attn: Robert Jones
Bury House
1-3 Bury Street
Guildford Surrey GU2 4AW
United Kingdom
Fax: +44 (0) 1483 543 540

If to AGI:
Austrian Gaming Industries GmbH
c/o AGI Hungária Kft.
Mrs. Ildikó Dachauer
Attn: Peter Stein
Fö utca 186
9352 Veszkény
Hungary
Fax: +36 96 575 006

The Parties agree that notwithstanding any other provisions of this Agreement Agreements, any communication to be made under or in connection with this Agreement shall be made to an address outside the Republic of Austria. The foregoing sentence applies to any communication under or in connection made by fax, electronic message, including in particular emails or attachments thereto, or in any other written form relevant for purposes of the Austrian Stamp Duty Act (GebG). In particular, no such communication shall be sent, read, brought, transferred, saved or kept within the Republic of Austria at any time.

4th	, this	August	. 2009

For and on behalf of Octavian International Limited

/s/Harmen Brenninkmeijer
Harmen Brenninkmeijer, born 23 January 1965

IP RIGHTS TRANSFER AGREEMENT

For and on behalf of Ziria Enterprises Ltd.

/s/Harmen Brenninkmeijer
Harmen Brenninkmeijer, born 23 January 1965

For and on behalf of Harmen Brenninkmeijer

/s/Harmen Brenninkmeijer

For and on behalf of Austrian Gaming Industries GmbH

/s/Zane Mersich
Zane Mersich 03-09-1972	[● Name], born [● date]

IP RIGHTS TRANSFER AGREEMENT

ANNEX A

All current and future modifications and updates to version 3.70 the Advanced Gaming Engine (but not to include version 3.70 which is the subject to the First Transfer Agreement as defined in the Loan Agreement) including version 4.00 and all and any subsequent versions.